Exhibit 99.1

Sono-Tek Named “Company of the Month” by The Bowser Report

(November 18, 2010 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced that it has been named “Company of the Month” by The Bowser Report in the November 2010 edition.  The Bowser Report is a monthly based subscription newsletter which highlights small-cap and micro-cap stocks trading at $3 per share or less.

The Bowser Report newsletter uses fundamental analysis to select and recommend stocks to its readers.  Companies featured in The Bowser report do not pay for the research and coverage and also do not edit the newsletter’s recommendations.

Stephen J. Bagley, Sono-Tek’s Chief Financial Officer commented that “We are honored to be selected as the Company of the Month in the Bowser Report and thankful to Max Bowser for bringing our story to the attention of his readers. We are experiencing continuing quarter over quarter growth in sales, setting new revenue records for our business, and we are expecting to see over 25% growth this year compared to last year.  In addition, we are forecasting 20% growth in the upcoming fiscal year.”

For further information, contact Stephen J. Bagley, at 845-795-2020, or visit our website at www.sono-tek.com

Interested parties may request a copy of the Bowser Report by visiting http://thebowserreport.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions;  the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.